UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 23, 2010

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 001-31299

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0865171
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

901 Yamato Road, Suite 110

Boca Raton, Florida 33431

(Address Of Principal Executive Offices)

(561) 322-1300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Medical Staffing Network Holdings, Inc. (the “Company”) is filing this Current Report on Form 8-K to update the market on the status of the defaults under the credit agreements between the Company and its senior lenders.

On February 1, 2010, the Company reported that as of that date the forbearance agreement that the Company had previously entered into with its first lien lenders had expired. The Company also reported that as of December 27, 2009, the Company was not in compliance with certain of the financial covenants contained in the credit agreement between the Company and its first lien lenders and the credit agreement between the Company and its second lien lenders. Further, the Company has previously reported that revenues from the Company’s primary business (temporary staffing of healthcare personnel, and particularly nurses) continue to be under intense pressure due to high unemployment rates, an economy in recession, weak hospital admissions, and other challenging healthcare staffing industry dynamics that have resulted in a reduction of demand for temporary nurses. These industry conditions caused the Company’s revenues to drop substantially in fiscal year 2009 compared to fiscal year 2008.

Since February 1, 2010, the Company has been negotiating with its senior lenders with respect to its ongoing financial covenant violations. The Company has also retained financial and legal advisors to assist it in exploring strategic options that may be available to the Company to restructure its capital structure and debt. The Company believes that based on currently projected cash inflows generated from operations, it is possible that the Company may be unable to pay future scheduled interest and principal payments due to its senior lenders as such obligations become due. If the Company’s senior lenders are not willing to waive such non-compliance or otherwise modify the Company’s obligations due to them such that the Company were no longer to be in default, the lenders could accelerate the maturity of the Company’s debts due to them. Further, because the Company’s lenders have a lien on substantially all of the Company’s assets to secure the Company’s obligations to them, the lenders could take actions under the credit agreements to enforce their remedies and sell the Company’s assets to repay their obligations. All of these actions would likely have an immediate material adverse effect on the Company’s business, financial condition and results of operations.

In that regard, the Company may determine (for example, if the lenders sought to enforce their remedies under the credit agreements) that it is in the Company’s best interest to voluntarily seek relief under Chapter 11 of the U.S. Bankruptcy Code. Seeking relief under the U.S. Bankruptcy Code, even if the Company is able to emerge quickly from Chapter 11 protection, could have a material adverse effect on the relationships between the Company and its existing and potential customers, employees, and others. Further, if the Company were unable to successfully implement a plan of reorganization, the Company could be forced to liquidate under Chapter 7 of the U.S. Bankruptcy Code.

Finally, because the Company is in default under the first lien credit agreement, the first lien lenders have terminated the Company’s ability to borrow under the revolver portion of the first lien credit agreement. As a result, the Company’s financial condition and business would be adversely affected if the Company were to need liquidity assistance to fund its obligations as they come due. The Company is having discussions with its lenders regarding the possibility of the lenders agreeing to fund the Company’s future liquidity needs.

There can be no assurance as to the ultimate outcome of all of these matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medical Staffing Network Holdings, Inc.

By:	/s/ Kevin S. Little
Kevin S. Little
President and Chief Financial Officer

Dated: March 23, 2010

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